Exhibit 99Exhibit 99.1

Qualcomm and Apple Agree to Drop All Litigation

•	Agreement ends all ongoing litigation, including with Apple’s contract manufacturers

•	Companies have reached a global patent license agreement and a chipset supply agreement

SAN DIEGO and CUPERTINO, California - April 16, 2019 - Qualcomm and Apple® today announced an agreement to dismiss all litigation between the two companies worldwide. The settlement includes a payment from Apple to Qualcomm. The companies also have reached a six-year license agreement, effective as of April 1, 2019, including a two-year option to extend, and a multiyear chipset supply agreement.

Apple revolutionized personal technology with the introduction of the Macintosh in 1984. Today, Apple leads the world in innovation with iPhone, iPad, Mac, Apple Watch and Apple TV. Apple’s four software platforms - iOS, macOS, watchOS and tvOS - provide seamless experiences across all Apple devices and empower people with breakthrough services including the App Store, Apple Music, Apple Pay and iCloud. Apple’s more than 100,000 employees are dedicated to making the best products on earth, and to leaving the world better than we found it.

Qualcomm invents breakthrough technologies that transform how the world connects, computes and communicates. When we connected the phone to the Internet, the mobile revolution was born. Today, our inventions are the foundation for life-changing products, experiences, and industries. As we lead the world to 5G, we envision this next big change in cellular technology spurring a new era of intelligent, connected devices and enabling new opportunities in connected cars, remote delivery of health care services, and the IoT - including smart cities, smart homes, and wearables. Qualcomm Incorporated includes our licensing business, QTL, and the vast majority of our patent portfolio. Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, all of our engineering, research and development functions, and all of our products and services businesses, including, the QCT semiconductor business. For more information, visit Qualcomm’s website, OnQ blog, Twitter and Facebook pages.

Contacts:

Kristin Huguet
Apple
khuguet@apple.com
(408) 974-2414

Josh Rosenstock
Apple
jrosenstock@apple.com
(408) 862-1142

Pete Lancia
Qualcomm
corpcomm@qualcomm.com
(858) 845-5959

Mauricio Lopez-Hodoyan
Qualcomm Investor Relations
ir@qualcomm.com
(858) 658-4813